Exhibit 4.09

SCHEDULE OF OMITTED INSTRUMENTS OF AUTHORIZATION FOR THE USE OF RADIO FREQUENCY BLOCKS FOR 2G SERVICES

As these agreements are identical in every case except for their reference number and the sector covered by them, we have, for ease of reference, filed only the relevant standard instrument of authorization approved by ANATEL and provided this schedule to indicate the authorizations that we have omitted from filing as exhibits to this annual report on Form 20-F.

1.	Instrument of Authorization for the Use of Radio Frequency Blocks for 2G Services between ANATEL and TNL PCS S.A., No. 17/2007, dated December 7, 2007.

2.	Instrument of Authorization for the Use of Radio Frequency Blocks for 2G Services between ANATEL and TNL PCS S.A., No. 66/2008, dated September 8, 2008.

3.	Instrument of Authorization for the Use of Radio Frequency Blocks for 2G Services between ANATEL and TNL PCS S.A., No. 67/2008, dated September 8, 2008.

4.	Instrument of Authorization for the Use of Radio Frequency Blocks for 2G Services between ANATEL and 14 Brasil Telecom Celular S.A., No. 24/2004, dated May 3, 2004.

5.	Instrument of Authorization for the Use of Radio Frequency Blocks for 2G Services between ANATEL and 14 Brasil Telecom Celular S.A., No. 25/2004, dated May 3, 2004.

6.	Instrument of Authorization for the Use of Radio Frequency Blocks for 2G Services between ANATEL and 14 Brasil Telecom Celular S.A., No. 26/2004, dated May 3, 2004.